Exhibit 10.10

Globalvest Partners, LLC

122 East 42nd Street, Ste 4408

New York, NY 10188

(212) 207-4976

March 10, 2006

Dr Ivan Kanevski

Glyconix Corp

350 Fifth Avenue, Ste 4811

New York, NY 10118

Dear Dr. Kanevski:

This letter will confirm the agreement between Glyconix Corp (the “Company”) and Globalvest Partners, LLC (the “Finder”) in connection with a possible equity investment in, loan or other form of financing, sale of assets or merger or other combination with the Company (collectively, the “Transaction”).

The Finder has indicated a desire to introduce various partners to the Company in an effort to facilitate the Transaction. In consideration therefore, the Company hereby agrees that, in the event a Transaction is consummated by the Company or any current or future affiliate thereof with any person or entity, directly or indirectly introduced by the Finder, or otherwise through the efforts of the Finder, the Finder shall earn and the Company shall pay, upon the closing of such Transaction, a fee (the “Fee”) equal to 7% of the Transaction value, as defined below, plus 5% warrant coverage. The number of warrants issuable shall be equal to 5% of the gross proceeds divided by the lower of (i) the average closing bid price for the five days preceding the closing date or (ii) the offering price of the securities. The warrants shall be exercisable for a period of five years at an exercise price equal to the average closing bid price for the five days preceding the closing date or the offering price of the securities and shall contain cashless exercise provisions.

For the purpose hereof, Transaction value shall mean the cash plus the fair market value on the date of closing of any other consideration paid to or received by the Company or any current or future affiliate thereof including any indebtedness assumed as part of the Transaction. The value of non cash consideration, including any securities which have no established public market (such options, warrants or any equity interest in an acquirer) shall be determined by mutual agreement of the parties or, if they cannot agree, by apprisers jointly selected and compensated by the parties. In the event the Transaction value is paid in installments, the Finder shall be paid a pro rata portion of the Fee upon receipt of cash installment by the Company.

The Finder will promptly indemnify and hold harmless the Company, its affiliates and agents from any liability or expense raised directly or indirectly from any claim by any other broker, finder or third party relating to the actions of the Finder hereunder. The Company will indemnify and hold harmless the Finder, its affiliates and agents from any liability or expense arising directly or indirectly from any claim relating to the Transaction and the actions of the Company including, without limitation, any incorrect or misleading information provided to the Finder.

This letter will terminate on March 10, 2007 and will be automatically renewed for successive six-month period unless terminated sooner by prior written notice five at least thirty days before the expiration of any such six-month period. The Fee will be payable in full even if the Transaction closes in whole or in part after the termination of this Letter.

This letter contains the entire understanding relating to its subject matter and is binding on the parties and their successors and assigns. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of all the parties. No provision may be modified, terminated or waived except by an express writing signed by the parties. No waiver will constitute a waiver of any other or future breach. This letter was accepted in, is to be construed in accordance with the internal laws of, and any dispute adjudicated exclusively in, the State of New York, where the parties consent to jurisdiction. In the event of litigation, the non-prevailing party will pay the costs and expenses, including reasonable attorney’s fees, of the prevailing party.

Please confirm your agreement by signing and returning the enclosed copy of the letter. We look forward to working with you.

Very truly yours,

Globalvest Partners, LLC

Agreed and Accepted:

Glyconix Corp.